Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2019 Results
IoT Solutions Surpasses 61,000 Sites; IoT Products & Services Awarded an Expected $20 Million Project
(Minneapolis, MN, August 8, 2019) - Digi International® Inc. (NASDAQ: DGII), today announced its financial results for the third fiscal quarter ended June 30, 2019. We reported revenue of $61.2 million for the third fiscal quarter of 2019 compared to our guidance range of $60.0 million to $64.0 million. In the third fiscal quarter of 2018, our revenue was $62.3 million.
Adjusted EBITDA in the third fiscal quarter of 2019 was $6.1 million, or 10.0% of total revenue, compared to our guidance range of $4.5 million to $6.5 million. In the third fiscal quarter of 2018, our adjusted EBITDA was $7.9 million, or 12.6% of total revenue.
Net income for the third fiscal quarter of 2019 was $1.6 million, or $0.06 per diluted share, compared to our guidance range of $0.02 per diluted share to $0.06 per diluted share. In the third fiscal quarter of 2018, our net income was $2.9 million, or $0.10 per diluted share.

"We are excited our team’s business transformation is leading to clear results" said Ron Konezny, President and Chief Executive Officer. "In June, our IoT Products & Services team was awarded a large scale project that could deliver over $20 million of revenue including approximately $1 million of annual recurring revenue. This win was based on new products, strong direct sales, and a solutions approach. In addition, our IoT Solutions business achieved record quarterly revenue of $10.7 million. We generated $22.5 million of cash from operations for the current fiscal year, raising our cash balance to $86.3 million as of June 30, 2019."
Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.
Financial Results

GAAP Results
	Three months ended June 30,		Nine months ended June 30,
(in thousands, except per share data)	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Total Revenue	$61,166	$62,272	$189,243	$161,775
Gross Profit	$28,328	$29,648	$88,440	$78,441
Gross Margin	46.3%	47.6%	46.7%	48.5%
Operating Income**	$1,621	$2,424	$7,964	$1,243
Operating Income as % of Total Revenue	2.7%	3.9%	4.2%	0.8%
Net Income (Loss) **	$1,648	$2,904	$7,672	$(1,709)
Net Income (Loss) per Diluted Share	$0.06	$0.10	$0.27	$(0.06)
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
** The nine months ended June 30, 2019 includes a gain of $4.4 million ($3.4 million net of tax) on the sale of our corporate headquarters reported in general and administrative expense on the Condensed Consolidated Statements of Operations.

Digi International Reports Third Fiscal Quarter 2019 Results

Non-GAAP Results**
	Three months ended June 30,		Nine months ended June 30,
(in thousands, except per share data)	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Adjusted EBITDA	6,140	7,855	$18,849	$16,063
Adjusted EBITDA as % of Total Revenue	10.0%	12.6%	10.0%	9.9%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
** A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.

Business Results for the Three Months Ended June 30, 2019 and 2018

Revenue Detail
	Three months ended June 30,
(in thousands)	2019	2018 (as adjusted)*	Change	% Change
Product	$47,136	$51,691	$(4,555)	(8.8)%
Services	3,374	2,715	659	24.3%
Solutions	10,656	7,866	2,790	35.5%
Total revenue	$61,166	$62,272	$(1,106)	(1.8)%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
Total revenue decreased 1.8% to $61.2 million in the third fiscal quarter of 2019 from $62.3 million in the third fiscal quarter of 2018.
Product
Product revenue decreased by $4.6 million, or 8.8%, in the third fiscal quarter of 2019 compared to the third fiscal quarter of 2018. This decrease was primarily a result of lower sales of terminal servers in our network product category to a significant customer. Partially offsetting this decrease were increases in sales of RF products to a significant customer as well as increased sales of embedded products.
Services
Services revenue increased by $0.7 million, or 24.3%, in the third fiscal quarter of 2019 compared to the third fiscal quarter of 2018. The increase was related to revenues from our Digi Remote Manager® and support services, partially offset by a decline in our wireless design services revenues.
Solutions
Solutions revenue increased by $2.8 million, or 35.5%, in the third fiscal quarter of 2019 compared to the third fiscal quarter of 2018. This increase was driven by new customer deployments, additional purchases and an increase in our recurring revenue base. We are serving just over 61,000 sites as of June 30, 2019, compared to nearly 48,000 sites a year ago and just over 57,000 sites as of March 31, 2019.
Gross profit was $28.3 million, or 46.3% of revenue in the third fiscal quarter of 2019 compared to $29.6 million, or 47.6% of revenue for the third fiscal quarter of 2018, a decrease of $1.3 million. This decrease in gross profit was primarily due to product and customer mix driven by lower sales of network products, which typically have higher gross margins. This was partially offset by increased sales from our IoT Solutions segment, which typically has higher gross margins.
Operating income was $1.6 million, or 2.7% of revenue for the third fiscal quarter of 2019 and $2.4 million, or 3.9% of revenue, for the third fiscal quarter of 2018. The decrease in operating income was driven by a $1.3 million gross profit decrease, partially offset by a decrease in operating expenses of $0.5 million.

Digi International Reports Third Fiscal Quarter 2019 Results

Net income was $1.6 million in the third fiscal quarter of 2019, or $0.06 per diluted share, compared to $2.9 million, or $0.10 per diluted share, in the third fiscal quarter of 2018.
Adjusted EBITDA in the third fiscal quarter of 2019 was $6.1 million, or 10.0% of total revenue, compared to $7.9 million, or 12.6% of total revenue, in the third fiscal quarter of 2018.
Business Results for the Nine Months Ended June 30, 2019 and 2018

Revenue Detail
	Nine months ended June 30,
(in thousands)	2019	2018 (as adjusted)*	Change	% Change
Product	$150,045	$137,733	$12,312	8.9%
Services	9,798	7,378	2,420	32.8%
Solutions	29,400	16,664	12,736	76.4%
Total revenue	$189,243	$161,775	$27,468	17.0%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
Total revenue increased 17.0% to $189.2 million in the first nine months of fiscal 2019 from $161.8 million in the first nine months of fiscal 2018.
Product
Product revenue increased by $12.3 million, or 8.9%, in the first nine months of fiscal 2019 compared to the first nine months of fiscal 2018. This increase included $5.4 million of incremental revenue from Accelerated Concepts, Inc. ("Accelerated"), a provider of cellular (LTE) networking equipment, since the acquisition in January 2018. This increase also included increased sales within our industrial cellular, RF and embedded products due to increased customer demand, significant new customers and new product introductions. This was partially offset by lower sales of terminal servers in our network category to a significant customer.
Services
Services revenue increased by $2.4 million, or 32.8%, in the first nine months of fiscal 2019 compared to the first nine months of fiscal 2018, related to increased revenues from our Digi Remote Manager and support services.
Solutions
Solutions revenue increased by $12.7 million, or 76.4%, in the first nine months of fiscal 2019 compared to the first nine months of fiscal 2018. This increase was driven by new customer deployments, additional purchases and an increase in our recurring revenue base. In addition, we experienced Solutions revenue equipment upgrades from existing customers. The equipment updates that have taken place have occurred almost entirely during the second quarter of fiscal 2019. We are serving just over 61,000 sites as of June 30, 2019, compared to nearly 48,000 sites a year ago and just over 57,000 sites as of March 31, 2019.
Gross profit was $88.4 million, or 46.7% of revenue in the first nine months of fiscal 2019 compared to $78.4 million, or 48.5% of revenue for the first nine months of fiscal 2018.
Operating income for the first nine months of fiscal 2019 was $7.9 million, or 4.2% of revenue, as compared to $1.2 million, or 0.8% of revenue, for the first nine months of fiscal 2018, an increase of $6.7 million.
Net income was $7.7 million in the first nine months of fiscal 2019, or $0.27 per diluted share, compared to a net loss of $1.7 million, or $0.06 loss per diluted share, in the first nine months of fiscal 2018.
Adjusted EBITDA in the first nine months of fiscal 2019 was $18.9 million, or 10.0% of total revenue, compared to $16.1 million, or 9.9% of total revenue, in the first nine months of fiscal 2018.

Digi International Reports Third Fiscal Quarter 2019 Results

Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet with no debt. As of June 30, 2019, Digi had:

•
Cash and cash equivalents and marketable securities balance of $86.3 million, an increase of $23.6 million from the end of fiscal 2018. The increase includes $10.0 million of proceeds received in the first fiscal quarter of 2019 for the sale of our corporate headquarters.

•	Current contingent consideration liabilities of $5.4 million.

•	Cash provided by operations is $22.5 million.
Customer Highlights
IoT PRODUCTS & SERVICES

•
An enterprise customer selected Digi to deliver an expected $20 million of cellular routers and services to assist in the implementation of a project for a large governmental agency.  The project will utilize Digi's Remote Manager® platform, expert technical support services and application development services to deliver a comprehensive solution to the customer.

•
Digi won a project for a large Midwest based railroad using the Digi TransPort® WR21 enterprise router for a project that monitors train activity, safety operations and can predict maintenance requirements.

•	A Midwest based managed service provider has selected several Digi products as part of their solution for business continuity with a focus on the hospitality and restaurant vertical segments.

•
One of the leading transportation suppliers providing rail-based services has chosen Digi for their fleet management initiatives, leveraging the new Digi TransPort® WR44 R industrial router. They selected the new WR44 R due to its advanced routing and VPN features, designed specifically for use in rugged environments.

IoT SOLUTIONS

•
A large retail grocer in St. Louis has chosen SmartSense to deploy in 115 grocery locations. The SmartSense solution will use both task management and sensor monitoring to protect critical food assets.

•
A leading provider of physician office-based infusion services chose Digi to monitor 117 hospital and clinic locations. The SmartSense solution will provide real time alerting for any temperature excursion or power failure within these facilities and will be monitoring refrigeration, along with room temperature, relative humidity and air pressure differential.

•
A large regional health system chose Digi to monitor medication, lab samples, environmental room temperature/humidity, along with patient nourishment and will provide real time alerting for any temperature excursion or power failure within these facilities.

•
A school district in Texas, with over 54,000 students and 69 locations, chose Digi to monitor kitchen refrigeration equipment throughout its locations. The SmartSense solution will provide real time alerting for any temperature excursion or power failure for each school within in the district.

Fiscal 2019 Guidance
For the fourth fiscal quarter of 2019, Digi projects revenue to be in a range of $60 million to $64 million. Adjusted EBITDA is projected to be in a range of $6.5 million and $7.5 million. EPS is projected to be in a range of $0.04 per diluted share to $0.07 per diluted share.
For the full fiscal year 2019, Digi projects revenue to be in a range of $249 million to $253 million. Adjusted EBITDA is projected to be in a range of $25.5 million to $26.5 million. EPS is projected to be in a range of $0.31 per diluted share to $0.34 per diluted share.

Digi International Reports Third Fiscal Quarter 2019 Results

Third Fiscal Quarter 2019 Conference Call Details
As announced on July 3, 2019, Digi will discuss its third fiscal quarter 2019 results on a conference call on Thursday, August 8, 2019 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 5279656. International participants may access the call by dialing (262) 912-4765 and entering passcode 5279656. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 5279656 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2018 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Third Fiscal Quarter 2019 Results

Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and adjusted earnings before interest, taxes and amortization ("adjusted EBITDA"), each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and recoveries, and gains from the disposition of our former corporate headquarters is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.
Investor Contact:

James J. Loch
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: jamie.loch@digi.com
For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Revenue:
Product	$47,136	$51,691	$150,045	$137,733
Services and solutions	14,030	10,581	39,198	24,042
Total revenue	61,166	62,272	189,243	161,775
Cost of sales:
Cost of product	25,982	26,639	80,291	68,929
Cost of services and solutions	6,137	5,244	18,328	12,287
Amortization of intangibles	719	741	2,184	2,118
Total cost of sales	32,838	32,624	100,803	83,334
Gross profit	28,328	29,648	88,440	78,441
Operating expenses:
Sales and marketing	11,392	11,595	34,583	32,530
Research and development	8,584	8,205	27,671	24,573
General and administrative	6,751	7,234	18,309	19,905
Restructuring (reversal) charge	(20)	190	(87)	190
Total operating expenses	26,707	27,224	80,476	77,198
Operating income	1,621	2,424	7,964	1,243
Other income, net:
Interest income, net	205	92	463	331
Other (expense) income, net	(174)	535	131	(37)
Total other income, net	31	627	594	294
Income before income taxes	1,652	3,051	8,558	1,537
Income tax expense	4	147	886	3,246
Net income (loss)	$1,648	$2,904	$7,672	$(1,709)

Net income (loss) per common share:
Basic	$0.06	$0.11	$0.28	$(0.06)
Diluted	$0.06	$0.10	$0.27	$(0.06)
Weighted average common shares:
Basic	28,072	27,177	27,816	27,002
Diluted	28,589	27,764	28,414	27,002
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Third Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2019	2018 (as adjusted)*	2019	2018 (as adjusted)*
Net income (loss)	$1,648	$2,904	$7,672	$(1,709)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	532	(3,116)	(1,120)	(1,058)
Change in net unrealized gain (loss) on investments	4	(1)	18	(41)
Less income tax (expense) benefit	(1)	1	(5)	9
Reclassification of realized loss on investments included in net income (1)	—	—	—	31
Less income tax benefit (2)	—	—	—	(8)
Other comprehensive income (loss), net of tax	535	(3,116)	(1,107)	(1,067)
Comprehensive income (loss)	$2,183	$(212)	$6,565	$(2,776)
(1) Recorded in Other (expense) income, net in our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax expense in our Condensed Consolidated Statements of Operations.

*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Third Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2019	September 30, 2018 (as adjusted)*
ASSETS
Current assets:
Cash and cash equivalents	$84,094	$58,014
Marketable securities	2,254	4,736
Accounts receivable, net	44,721	49,819
Inventories	41,796	41,644
Other current assets	5,057	2,613
Assets held for sale	—	5,220
Total current assets	177,922	162,046
Property, equipment and improvements, net	14,417	8,354
Intangible assets, net	32,791	39,320
Goodwill	153,952	154,535
Deferred tax assets	5,343	6,600
Other non-current assets	821	1,291
Total assets	$385,246	$372,146
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,460	$12,911
Accrued compensation	5,105	8,190
Unearned revenue	5,031	3,177
Contingent consideration on acquired businesses	5,405	5,890
Other current liabilities	4,020	5,405
Total current liabilities	35,021	35,573
Income taxes payable	684	851
Deferred tax liabilities	273	334
Contingent consideration on acquired businesses	—	4,175
Other non-current liabilities	4,192	720
Total liabilities	40,170	41,653
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; 34,510,607 and 33,812,838 shares issued	345	338
Additional paid-in capital	264,225	255,936
Retained earnings	159,633	151,961
Accumulated other comprehensive loss	(24,633)	(23,526)
Treasury stock, at cost, 6,386,324 and 6,385,336 shares	(54,494)	(54,216)
Total stockholders’ equity	345,076	330,493
Total liabilities and stockholders’ equity	$385,246	$372,146
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Third Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2019	2018 (as adjusted)*
Operating activities:
Net income (loss)	$7,672	$(1,709)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	3,343	2,440
Amortization of intangible assets	6,669	6,866
Stock-based compensation	4,180	3,598
Deferred income tax provision	1,189	2,781
Gain on sale of property, equipment and improvements	(4,458)	(8)
Change in fair value of contingent consideration	1,188	333
Provision for bad debt and product returns	594	404
Provision for inventory obsolescence	1,350	1,550
Restructuring (reversal) charge	(87)	190
Other	131	(58)
Changes in operating assets and liabilities (net of acquisitions)	757	(25,231)
Net cash provided by (used in) operating activities	22,528	(8,844)
Investing activities:
Proceeds from maturities and sales of marketable securities	2,500	29,752
Proceeds from sale of business	—	2,000
Acquisition of businesses, net of cash acquired	—	(56,588)
Proceeds from sale of property and equipment	10,047	—
Purchase of property, equipment, improvements and certain other intangible assets	(8,600)	(963)
Net cash provided by (used in) investing activities	3,947	(25,799)
Financing activities:
Acquisition earn-out payments	(3,748)	—
Proceeds from stock option plan transactions	4,054	3,871
Proceeds from employee stock purchase plan transactions	835	892
Purchases of common stock	(1,051)	(730)
Net cash provided by financing activities	90	4,033
Effect of exchange rate changes on cash and cash equivalents	(485)	82
Net increase (decrease) in cash and cash equivalents	26,080	(30,528)
Cash and cash equivalents, beginning of period	58,014	78,222
Cash and cash equivalents, end of period	$84,094	$47,694

Supplemental schedule of non-cash investing and financing activities:
Transfer of inventory to property, equipment and improvements	$(921)	$(1,750)
Accrual for purchase of property, equipment, improvements and certain other intangible assets	$(7)	$—
Liability related to acquisition of business	$—	$(2,300)
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Third Fiscal Quarter 2019 Results

DIGI INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(UNAUDITED)

							Accumulated
					Additional		Other	Total
	Common Stock		Treasury Stock		Paid-In	Retained	Comprehensive	Stockholders’
(in thousands)	Shares	Par Value	Shares	Value	Capital	Earnings*	Loss	Equity
Balances, September 30, 2017	33,008	$330	6,437	$(54,533)	$245,528	$150,363	$(22,659)	$319,029
Cumulative-effect adjustment from adoption of ASU 2016-09					52	(33)		19
Net loss						(1,709)		(1,709)
Other comprehensive income							(1,067)	(1,067)
Employee stock purchase plan issuances			(106)	897	(5)			892
Repurchase of common stock			73	(730)				(730)
Issuance of stock under stock award plans	638	7			3,864			3,871
Stock-based compensation expense					3,598			3,598
Balances, June 30, 2018	33,646	$337	6,404	$(54,366)	$253,037	$148,621	$(23,726)	$323,903

Balances, September 30, 2018	33,813	$338	6,385	$(54,216)	$255,936	$151,961	$(23,526)	$330,493
Net income						7,672		7,672
Other comprehensive loss							(1,107)	(1,107)
Employee stock purchase plan issuances			(91)	773	62			835
Repurchase of common stock			92	(1,051)				(1,051)
Issuance of stock under stock award plans	698	7			4,047			4,054
Stock-based compensation expense					4,180			4,180
Balances, June 30, 2019	34,511	$345	6,386	$(54,494)	$264,225	$159,633	$(24,633)	$345,076
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports Third Fiscal Quarter 2019 Results

Non-GAAP Financial Measures
TABLE 1

Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended June 30,				Nine months ended June 30,
	2019		2018 (as adjusted)*		2019		2018 (as adjusted)*
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$61,166	100.0%	$62,272	100.0%	$189,243	100.0%	$161,775	100.0%

Net income (loss)	$1,648		$2,904		$7,672		$(1,709)
Interest income, net	(205)		(92)		(463)		(331)
Income tax (benefit) expense	4		147		886		3,246
Depreciation and amortization	3,186		3,473		10,012		9,306
Stock-based compensation	1,473		1,220		4,180		3,598
Gain on sale of building	—		—		(4,396)		—
Restructuring (reversal) charge	(20)		190		(87)		190
Acquisition expense	54		13		1,045		1,763
Adjusted EBITDA	$6,140	10.0%	$7,855	12.6%	$18,849	10.0%	$16,063	9.9%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

TABLE 2

Reconciliation of Net Income (Loss) and Net Income (Loss) per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2019		2018 (as adjusted)*		2019		2018 (as adjusted)*
Net income (loss) and net income (loss) per diluted share	$1,648	$0.06	$2,904	$0.10	$7,672	$0.27	$(1,709)	$(0.06)
Restructuring (reversal) charge	(20)	—	190	0.01	(87)	—	190	0.01
Gain on sale of building	—	—	—	—	(4,396)	(0.15)	—	—
Tax effect from restructuring reversal and gain on sale of building	5	—	(51)	—	1,051	0.04	(51)	—
Discrete tax (benefits) expense (1)	(272)	(0.01)	71	—	(580)	(0.02)	3,027	0.11
Adjusted net income and adjusted net income per diluted share (2)	$1,361	$0.05	$3,114	$0.11	$3,660	$0.13	$1,457	$0.05
Diluted weighted average common shares		28,589		27,764		28,414		27,002
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

(1)
For the three and nine months ended June 30, 2019, discrete tax expense primarily includes reversals of tax reserves due to the expiration of statutes of limitation. For the three and nine months ended June 30, 2018, discrete tax expense primarily includes one-time adjustments for the re-measurement of deferred tax assets and the impact of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by reversals of tax reserves due to the expiration of statutes of limitation.

(2)	Adjusted net income per diluted share may not add due to the use of rounded numbers.